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                                                                     Exhibit 3.2




                                 May 3, 2000



John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, Illinois  60606


The Chase Manhattan Bank
Nuveen Administration Department
4 New York Plaza, Third Floor
New York, New York  10004-2413


    Re:  Nuveen Unit Trusts, Series 94
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Gentlemen:

     We have acted as counsel for John Nuveen & Co. Incorporated, as Sponsor and Depositor of Nuveen Unit Trusts, Series 94 (the "Fund"), in connection with the issuance of Units of fractional undivided interest in the Trust(s), under a Trust Indenture and Agreement dated May 3, 2000 (the "Indenture") between John Nuveen & Co. Incorporated, as Depositor and The Chase Manhattan Bank, as Trustee and Evaluator.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by a Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. The assets of each Trust will consist of a portfolio of equity security ("Equity Securities") and, if applicable, "Zero Coupon" U.S. Treasury bonds ("Treasury Obligations") (collectively, the "Securities") as set forth in the Prospectus. For purposes of the following discussion and opinion, it is assumed that the Equity Securities are equity for federal income tax purposes, and the interest on the Treasury Obligations is included in gross income for federal income tax purposes.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States federal income tax law:

       I. The Trust is not an association taxable as a corporation for Federal income tax purposes each Unitholder will be treated as the owner of a pro rata portion of each asset of the Trust(s) under the Internal Revenue Code of 1986, as amended ("the Code"); the income of the Trust,
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will be treated as income of each Unitholder and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trust. Each Unitholder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust(s).

       II. A Unitholder will have a taxable event when the Trust disposes of a Security (whether by sale, exchange, liquidation, redemption, payment at maturity or otherwise) or upon the sale or redemption of Units by such Unitholder. The price a Unitholder pays for his Units generally including sales charges, is allocated among his pro rata portion of each Security held by the Trust(s) (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his Units), in order to determine his tax basis for his pro rata portion of each Security held by a Trust. The Treasury Obligations are treated as stripped bonds and may be treated as bonds issued at an original issue discount as of the date a Unitholder purchases his Units. Because the Treasury Obligations represent interests in "stripped" U.S. Treasury bonds, a Unitholder's tax basis for his pro rata portion of each Treasury Obligation held by the Trust (determined at the time he acquires his Units, in the manner described above) shall be treated as its "purchase price" by the Unitholder. Original issue discount is effectively treated as interest for federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bond's purchase price and its stated redemption price at maturity. A Unitholder will be required to include in gross income for each taxable year the sum of his daily portions of original issue discount attributable to the Treasury Obligations held by the Trust as such original issue discount accrues and will in general be subject to federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unitholders during such year to the extent it is not less than a "de minimis" amount as determined under Treasury Regulations relating to stripped bonds. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount is generally treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest. In the case of the Treasury Obligations, this method will generally result in an increasing amount of income to the Unitholders each year. For Federal income tax purposes, a Unitholder's pro rata portion of dividends as defined by Section 316 of the Code paid by a corporation with respect to an Equity Security held by the Trust are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends paid on such Equity Security which exceed such current and accumulated earnings and profits will first reduce a Unitholder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Equity Security shall generally be treated as capital gain. In general, the holding period of such capital gain will be determined by the period of time a Unitholder has held his Units.

       III. A Unitholder's portion of gain, if any, upon the sale or redemption of Units or the disposition of Securities held by the Trust will generally be considered a capital gain, except in the case of a dealer or financial institution. A Unitholder's portion of loss, if any, upon the sale or redemption of Units or the disposition of Securities held by the Trust will generally be considered a capital loss, except in the case of a dealer or a financial institution.

       IV. Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unitholder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in Unitholders receiving an undivided interest in Securities and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Security owned by the Trust will depend upon whether or not a Unitholder receives cash in addition to Securities. A Unitholder will not recognize gain or loss with respect to a Security if a Unitholder only receives Securities in exchange for his pro rata portion of the Securities held by the Trust. However, if a Unitholder also receives cash in exchange for a fractional share of a Security held by the Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received for the fractional share by the Unitholder and his tax basis in such fractional share of a Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rule described above by the redeeming Unitholder with respect to each Security owned by the Trust.
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     A domestic corporation owning Units in the Trust(s) may be eligible for the
70% dividends received deduction pursuant to Section 243(a) of the Code with respect to such Unitholder's pro rata portion of dividends received by the Trust (to the extent such dividends are taxable as ordinary income, as discussed above, and are attributable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code.

     To the extent dividends received by the Trust(s) are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

     Section 67 of the Code provides that certain itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of the Trust(s) as miscellaneous itemized deductions subject to this limitation.

     A Unitholder will recognize taxable gain (or loss) when all or part of his pro rata interest in a Security is either sold by the Trust(s) or redeemed or when a Unitholder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his tax basis therefor, subject to various non-recognition provisions of the Code.

     It should be noted that payments to the Trust(s) of dividends on Equity Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unitholders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust(s). Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. The Taxpayer Relief Act of 1997 imposes a required holding period for such credits.
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     Any gain or loss recognized on a sale or exchange will, under current law, generally be capital gain or loss.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-35488) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                     Very truly yours,

                                     /s/ Chapman and Cutler

                                     Chapman and Cutler